Exhibit 10.2
AMENDMENT NO. 2 TO SECURITY AGREEMENT
          AMENDMENT NO. 2, dated as of August 7, 2009 (this “Amendment”), relating to the SECURITY AGREEMENT, dated as of July 31, 2008 (as modified by Waiver and Omnibus Amendment No. 1, dated as of June 18, 2009, the “Security Agreement”), among MSLO EMERIL ACQUISITION SUB LLC, a Delaware limited liability company (the “Borrower”), MARTHA STEWART LIVING OMNIMEDIA, INC., a Delaware corporation (the “Parent Guarantor” and, together with the Borrower, the “Grantors”), and BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement).
          WHEREAS, the Borrower and the Parent Guarantor have requested Bank of America, N.A. (the “Bank”) to modify certain terms of the Loan Agreement dated as of April 4, 2008 among the Borrower, the Parent Guarantor and the Bank as set forth in the Amended and Restated Loan Agreement being entered into on the date hereof (the “Amended and Restated Loan Agreement”); and
          WHEREAS, it is a condition precedent to the effectiveness of the Amended and Restated Loan Agreement that the Borrower and Parent Guarantor enter into this Amendment.
          NOW THEREFORE, in consideration of the premises and the agreements herein, each of the Borrower and the Parent Guarantor hereby agrees with the Bank as follows:
          1. Definitions. All terms used herein which are defined in the Security Agreement and not otherwise defined herein are used herein as defined therein.
          2. Amendment. The following amendments to the Security Agreement shall become effective on the Effective Date.
               (a) The following definitions shall be added to Section 1.02 of the Security Agreement in the appropriate alphabetical order:
‘“Aggregate Cash Collateral Value” has the meaning assigned to such term in Section 3.04.
“Cash Collateral” means the cash and investments held from time to time in the Cash Collateral Account.
“Cash Collateral Termination Date” has the meaning assigned to such term in Section 3.04.
“Collateral Table” has the meaning assigned to such term in Section 3.04.

“Collateral Value”, with respect to (i) a money market fund, shall be determined at any given time by multiplying (A) the most recent per share net asset value of such money market fund obtained from the Wall Street Journal, or such other reputable reporting service as the Collateral Agent may reasonably select, times (B) the number of shares of such money market fund held in the Cash Collateral Account as collateral. In the event that such net asset value is not available in the Wall Street Journal, or such other reputable reporting service as the Collateral Agent may reasonably select, the Collateral Value shall be the value quoted to the Collateral Agent by a reputable brokerage firm selected by the Collateral Agent and (ii) with respect to cash, shall be the amount of such cash.
“Eligible Collateral” has the meaning assigned to such term in Section 3.04.
“Outstanding Balance” means the outstanding principal balance of the Loan from time to time.’
“Second Amendment Effective Date” means August 7, 2009.
               (b) The following shall be added as a new Section 3.04 of the Security Agreement:
“3.04 Cash Collateral Maintenance.
(a) On or before the Second Amendment Effective Date, the Borrower has deposited in the Cash Collateral Account $17,500,000 in cash. If requested by Borrower, the Collateral Agent may direct the Bank to invest amounts on deposit in the Cash Collateral Account in one or more money market funds that the Collateral Agent may approve in its sole discretion; provided, however, that any such money market fund investments are permitted pursuant to Parent Guarantor’s board approved investment policy as previously provided by Parent Guarantor to the Collateral Agent. At all times from the Second Amendment Effective Date through the Cash Collateral Termination Date, the Borrower agrees to maintain in the Cash Collateral Account, as security for the Secured Obligations, Collateral of a type described on the table set forth below this paragraph (collectively, the “Collateral Table”) and otherwise acceptable to the Collateral Agent (“Eligible Collateral”) with an Aggregate Cash Collateral Value at least equal to the Outstanding Balance. “Aggregate Cash Collateral Value” means, as of any date of determination, an amount equal to the product obtained by multiplying (i) the Collateral Value as of such date by (ii) the Margin Call Percentage shown on the following table (the “Collateral Table”) for the applicable type of Eligible Collateral:

Eligible Collateral Type	Margin Call Percentage
Money Market Cash	100% 100%
The Collateral Agent shall have no obligation to give any Collateral Value to any Collateral of a type not shown on the Collateral Table.
(b) If, at any time from the Second Amendment Effective Date through the Cash Collateral Termination Date, the Outstanding Balance exceeds at any time the Aggregate Collateral Value, then the Borrower shall have two (2) Business Days from the date notification (whether oral or written) of such noncompliance is delivered to the Borrower, to either deposit cash into the Cash Collateral Account, or prepay the principal of the Loan such that, after giving effect thereto, the Outstanding Balance is less than or equal to the Aggregate Cash Collateral Value as of the date on which such action is taken. Any such prepayment of the Loan shall be applied to the principal installments due under Section 2.2(b) of the Loan Agreement in the inverse order of their maturity.
(c) Subject to the other provisions of this Section 3.04 and any written agreement to the contrary with the Collateral Agent, if no Default or Event of Default has occurred and is continuing or would result from such action, upon any repayment or prepayment of the outstanding principal amount of the Loan, upon the request of the Borrower, the Collateral Agent shall release Cash Collateral from the Cash Collateral Account having Collateral Value up to the lesser of (i) the principal amount of the Loan so repaid or prepaid and (ii) the amount by which the Aggregate Cash Collateral Value exceeds the Outstanding Balance at the date of request (and direct the sale or trade of investments in the Cash Collateral Account to the extent necessary to do so); provided that, after giving effect to any such release of Cash Collateral, the Outstanding Balance is less than or equal to the Aggregate Cash Collateral Value.
(d) If the Borrower submits to the Collateral Agent and Bank a written request under this Section 3.04(d) and delivers to the Collateral Agent and Bank a certificate of a Financial Officer of Parent Guarantor certifying (i) that as of such date, no Event of

Default or Default exists, (ii) that as of the last day of the most recently ended fiscal quarter of Parent Guarantor with respect to which Parent Guarantor shall have delivered financial statements in accordance with Section 7.2(a) or (b) of the Loan Agreement, if the covenants set forth in Section 8 of the Loan Agreement had been effective, Parent Guarantor would have been in compliance with such covenants (setting forth computations in reasonable detail satisfactory to the Bank demonstrating such compliance for the applicable period), and (iii) as of such date, the Loan Parties, on a consolidated basis, are Solvent, (A) the Bank will promptly acknowledge in writing that the conditions set forth in this Section 3.04(d) have been satisfied and that, on the date of such written acknowledgment (the “Cash Collateral Termination Date”), the effectiveness of this Section 3.04 shall be terminated and the Borrower shall no longer be required to comply with the provisions of this Section 3.04 and (B) the Collateral Agent will promptly acknowledge in writing that its Lien on any Collateral in the Cash Collateral Account is released.
          3. Condition to Effectiveness. This Amendment shall become effective on and as of the Effective Date (as defined in the Amended and Restated Loan Agreement).
          4. Continued Effectiveness of the Security Agreement. The Security Agreement, as amended by this Amendment is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the date hereof (i) all references in the Security Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Security Agreement shall mean the Security Agreement as amended by this Amendment and (ii) all references in the other Loan Documents to the “Security Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Security Agreement shall mean the Security Agreement as amended by this Amendment.
          5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
          6. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          8. Waiver and Amendment as Loan Document. Each of the Borrower and the Parent Guarantor hereby acknowledges and agrees that this Amendment constitutes a “Loan Document.”

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

COLLATERAL AGENT:		BORROWER:

BANK OF AMERICA, N.A., as Collateral Agent		MSLO EMERIL ACQUISITION SUB LLC

By:	/s/ Jane R. Heller	By:	/s/ Charles Koppelman
	Name: Jane R. Heller		Name: Charles Koppelman
	Title: Managing Director		Title: President

PARENT GUARANTOR:

MARTHA STEWART LIVING OMNIMEDIA, INC.

		By:	/s/ Charles Koppelman

Name: Charles Koppelman
Title: Executive Chairman Principal Executive Officer
[Signature page to Security Agreement Amendment]